Exhibit 99-1

Energy East Corporation Announces 2006 Financial Results

FOR IMMEDIATE RELEASE

Portland, ME, February 28, 2007, Energy East Corporation [NYSE:EAS] today announced the following financial results.

Earnings per share basic for the 12 months ended December 31, 2006, were $1.77 while earnings per share for the quarter ended December 31, 2006, were 53 cents.

Earnings per share basic for the 12 months ended December 31, 2006, increased 2 cents as compared to earnings per share for the 12 months ended December 31, 2005 of $1.75. The increase in earnings per share was primarily due to higher margins on electric sales of 18 cents and 7 cents from a lower effective income tax rate and differences in the 2005 filed tax return compared to the 2005 book tax expense. Earnings per share also increased by 5 cents due to a write-off in the fourth quarter of 2005 related to the termination of operations of the South Glens Falls generating facility. These increases were partially offset by higher storm related repair costs of 11 cents, higher bad debt expense of 7 cents and 5 cents for the write-off of unamortized issuance costs resulting from the redemption of our trust preferred securities in July.

Earnings per share basic for the fourth quarter of 2006 were 10 cents higher than fourth quarter 2005 earnings of 43 cents per share. The increase was primarily due to higher margins on electric sales and the write-off of the South Glens Falls generating facility noted above. Those increases were partially offset by higher storm-related repairs.

Audited Consolidated Statements of Income and unaudited Energy Delivery Statistics are presented on the following pages.

In addition, today Energy East will file its Form 10-K with the Securities and Exchange Commission. This document contains additional details regarding 2006 financial results and can be found on Energy East's website at www.energyeast.com.

Energy East is a respected super-regional energy services and delivery company serving about 3 million customers throughout upstate New York and New England. By providing outstanding customer service and meeting customers' energy requirements in an environmentally friendly manner, Energy East will continue to be a valuable asset to the communities we serve.

Contact:	Marc Siwak
Director, Investor Relations
(207) 688-4336

Energy East Corporation
Consolidated Statements of Income

	Three Months		Twelve Months

Period Ended December 31,	2006	2005	2006	2005

(Thousands, except per share amounts)
Operating Revenues
Utility	$1,208,441	$1,327,197	$4,720,638	$4,753,105
Nonutility	123,434	156,192	510,027	545,438

Total Operating Revenues	1,331,875	1,483,389	5,230,665	5,298,543

Operating Expenses
Electricity purchased and fuel used in generation
Utility	333,915	345,346	1,467,068	1,457,746
Nonutility	84,716	102,212	353,402	360,621
Natural gas purchased
Utility	300,079	414,450	1,079,980	1,161,059
Nonutility	18,429	37,850	79,472	107,755
Other operating expenses	206,335	215,727	796,350	797,015
Maintenance	64,776	52,488	218,499	197,704
Depreciation and amortization	73,183	73,725	282,568	277,217
Other taxes	59,209	61,913	249,834	246,271

Total Operating Expenses	1,140,641	1,303,711	4,527,173	4,605,388

Operating Income	191,234	179,678	703,492	693,155
Other (Income)	(18,943)	(7,800)	(46,126)	(32,904)
Other Deductions	4,098	2,293	24,578	8,858
Interest Charges, Net	78,143	74,161	308,824	288,897
Preferred Stock Dividends of Subsidiaries	282	283	1,129	1,474

Income before Income Taxes	127,654	110,741	415,087	426,830
Income Taxes	50,359	46,963	155,255	169,997

Net Income	$77,295	$63,778	$259,832	$256,833

Earnings per Share, basic	$.53	$.43	$1.77	$1.75

Earnings per Share, diluted	$.52	$.43	$1.76	$1.74

Dividends Declared per Share	$.30	$.29	$1.17	$1.115

Average Common Shares Outstanding, basic	147,010	147,125	146,962	146,964

Average Common Shares Outstanding, diluted	147,809	147,701	147,717	147,474

Energy Delivery Statistics

Three Months				Twelve Months

Periods Ended December 31,	2006	2005	% change	2006	2005	% change

Electricity (thousands of megawatt-hours)
Residential	3,085	3,190	(3%)	12,125	12,720	(5%)
Commercial	2,315	2,490	(7%)	9,630	9,935	(3%)
Industrial	1,769	1,920	(8%)	7,149	7,419	(4%)
Other	567	606	(6%)	2,229	2,299	(3%)

Total retail	7,736	8,206	(6%)	31,133	32,373	(4%)
Wholesale	2,179	2,695	(19%)	9,317	9,465	(2%)

Total	9,915	10,901	(9%)	40,450	41,838	(3%)

Natural Gas (thousands of dekatherms)
Residential	20,584	23,298	(12%)	70,636	80,049	(12%)
Commercial	6,443	7,509	(14%)	23,904	26,733	(11%)
Industrial	952	1,142	(17%)	3,529	3,951	(11%)
Other	3,449	2,447	41%	12,892	11,020	17%
Transportation of customer-owned gas	20,244	20,392	(1%)	77,318	82,924	(7%)

Total retail	51,672	54,788	(6%)	188,279	204,677	(8%)
Wholesale	19	-	100%	111	883	(87%)

Total	51,691	54,788	(6%)	188,390	205,560	(8%)